February 8, 2007

I&L Holdings, Inc.

I&L Operating LLC

Cambridge Scientific Abstracts, Limited Partnership

c/o Cambridge Information Group, Inc.

7200 Wisconsin Ave, Suite 601

Bethesda, MD 20814

Attn: Larisa Avner Trainor

Fax: 301-961-6790

Re:	Letter Agreement regarding Subscription Agreement and Plan of Merger

Dear Larisa:

Reference is hereby made to that certain Subscription Agreement and Plan of Merger, dated as of December 14, 2006 (the “Agreement”), by and among ProQuest Information and Learning Company, a Delaware corporation (the “U.S. Company”); I&L Holdings, Inc., a Delaware corporation (“Buyer Parent”); I&L Operating LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer Parent (“Buyer Sub,” and with Buyer Parent, the “Buying Parties”); ProQuest Company (“Parent”), a Delaware corporation; ProQuest Canada/U.K. Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Canada/U.K. LLC”); and, solely for purposes of Article V and Section 12.1 of the Agreement, Cambridge Scientific Abstracts, Limited Partnership, a Maryland limited partnership (“Guarantor”). All capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

The following sets forth certain amendments to the Agreement hereby agreed to by the undersigned and the Buying Parties:

1.            Cash Balance. Parent will cause the Acquired Entities to have, as of the Closing Date, (a) no more than 2.5 million British Pounds of cash, (b) no more than $500,000 Canadian Dollars of cash, and (c) no more than the equivalent of US$2 million of cash in other non-U.S. currencies. When determining the final amount of the Closing Working Capital Value, any and all cash and cash accounts held by the Acquired Entities on the Closing Date shall be included in the definition of Current Assets used in the calculation of the Closing Working Capital Value. For purposes of calculating the Closing Working Capital Value, all cash in a currency other than U.S. dollars shall be converted into U.S. dollars at the average of the bid and ask rates found on the Yahoo! finance exchange web page as of 5:00 p.m. on the date of Closing.

2.            Issuance Price. The first sentence of Section 2.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following sentence:

“The aggregate consideration in the Issuance for all of the Preferred Stock shall be $109,000,000 (the “Issuance Price”).”

3.            Purchase Price Allocation. Schedule 2.3 of the Agreement is hereby deleted in its entirety and replaced with a new Schedule 2.3 in the form attached hereto as Exhibit A.

4.            Subsidiary Mergers. The Buying Parties have requested that the U.S. Company effect the mergers of certain subsidiaries of the U.S. Company described on Exhibit B prior to the Closing (the “Subsidiary Mergers”). The Buying Parties jointly and severally shall indemnify and hold harmless Parent and its Affiliates (collectively, the “Parent Indemnitees”) in respect of any and all Losses reasonably and proximately incurred by any Parent Indemnitee as a result of the Subsidiary Mergers.

5.            Amendment to Articles of Association for ProQuest Brazil Ltda. In accordance with Section 6.1(h) of the Agreement, Buyer Parent approves and consents to an amendment to the Articles of Association of ProQuest Brazil Ltda. (“ProQuest Brazil”) to alter the capital structure of ProQuest Brazil and eliminate the amount of unpaid quotas.

6.            NAPC Acquisition Related Liabilities. Parent shall indemnify and hold harmless any Buyer Indemnitee in respect of any and all Losses reasonably and proximately incurred by any Buyer Indemnitee as a result of the claims or threatened claims made in the letters referenced in Exhibit C hereto. For the avoidance of doubt, any such claims shall be deemed a “Third Party Claim” subject to Section 10.4 of the Agreement.

7.            Canadian Witholding Taxes. Parent hereby agrees to indemnify and hold harmless any Buyer Indemnitee in respect of any and all taxes, fines or penalties assessed by the Canadian tax authorities in connection with the transfer of ProQuest Information Access Ltd. to ProQuest Canada/U.K. LLC (“Canadian Contribution”). The Buying Parties agree to use reasonable efforts to obtain a 116 Clearance Certificate with respect to the Canadian Contribution (the application for which is currently pending) as soon as practicable after Closing. In the event the Buying Parties receive any inquiry or other communication from the Canadian authorities with respect to the Canadian Contribution, the Buying Parties agree to notify Parent as soon as practicable of such inquiry or communication, and Parent shall be entitled to assume the response to such inquiry or communication as the attorney-in-fact for the Buying Parties.

8.            Time of Closing Working Capital Value Calculation. For the purposes of the Agreement, Closing Working Capital Value shall be calculated as of 5.00 p.m. on the date of Closing.

Except as otherwise provided herein, all of the terms, covenants and other provisions of the Agreement shall continue to be in full force and effect in accordance with their respective terms. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

This letter agreement may be executed on separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Please indicate your acknowledgement and agreement to the foregoing in the space provided on the following pages.

*      *     *

Sincerely,

PROQUEST COMPANY

By: /S/ Todd W. Buchardt

Name: Todd W. Buchardt

Title:	Senior Vice President, General Counsel and
Secretary

PROQUEST INFORMATION AND LEARNING COMPANY

By: /S/ Richard Surratt

Name: Richard Surratt

Title:	Vice President

PROQUEST CANADA/U.K. HOLDINGS, LLC

By: /S/ Richard Surratt

Name: Richard Surratt

Title:	Vice President

Acknowledged and Agreed

this 8th day of February, 2007

I&L HOLDINGS, INC.

By: /S/ Brent Stone

Name: Brent Stone

Title: Vice President and Assistant Secretary

I&L OPERATING LLC

By: /S/ Brent Stone

Name: Brent Stone

Title: Vice President and Assistant Secretary

CAMBRIDGE SCIENTIFIC ABSTRACTS, LIMITED PARTNERSHIP

By CSA GP Corporation

Its General Partner

By: /S/ Larissa Avner Trainor

Name: Larissa Avner Trainor

Title:	Assistant Secretary

cc:	McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606

Attention: Thomas J. Murphy, P.C.

Fax.: 312-984-7700

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza,

New York, NY 10004

Attention: Christopher Ewan, Esq.

Fax: 212-859-4000